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                                                                      Exhibit 11
                         SIDLEY AUSTIN BROWN & WOOD LLP
                                 1501 K STREET
                          N.W., Washington D.C. 20005
                            TELEPHONE: 212-906-2000
                            FACSIMILE: 212-906-2021


                                                                January 10, 2002
Merrill Lynch Municipal Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536
Ladies and Gentlemen:

         We have acted as special Maryland counsel for Merrill Lynch Municipal Bond Fund, Inc. (the "Fund") in connection with the proposed acquisition by the National Portfolio of the Fund (the "National Portfolio") of substantially all of the assets, and the proposed assumption by the National Portfolio of substantially all of the liabilities, of each of Merrill Lynch Arizona Municipal Bond Fund (the "Arizona Fund"), Merrill Lynch Connecticut Municipal Bond Fund (the "Connecticut Fund"), Merrill Lynch Maryland Municipal Bond Fund (the "Maryland Fund"), Merrill Lynch Massachusetts Municipal Bond Fund (the "Massachusetts Fund"), Merrill Lynch Michigan Municipal Bond Fund (the "Michigan Fund"), Merrill Lynch Minnesota Municipal Bond Fund (the "Minnesota Fund"), Merrill Lynch North Carolina Municipal Bond Fund (the "North Carolina Fund"), Merrill Lynch Ohio Municipal Bond Fund (the "Ohio Fund"), and Merrill Lynch Texas Municipal Bond Fund (the "Texas Fund") (each, a "State Fund" and collectively, the "State Funds), each a series of Merrill Lynch Multi-State Municipal Series Trust ("Municipal Series Trust"), and the simultaneous distribution to each State Fund of newly-issued shares of common stock of the National Portfolio having an aggregate net asset value equal to the net assets of the applicable State Fund acquired by the National Portfolio reduced by the amount of liabilities of the applicable State Fund assumed by the National Portfolio (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

         As special Maryland counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Municipal Series Trust (the "Agreement and Plan") as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the National Portfolio.
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                       Very truly yours,

                                       /S/ Sidley Austin Brown & Wood LLP